Exhibit 99.2

Extreme Networks

Fiscal First Quarter 2007 Revenue Results Conference Call

October 26, 2006, 5:00 p.m. EDT

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks’ First Quarter Revenue Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by zero. As a reminder this conference is being recorded today: Thursday, October 26, 2006. I would now like to turn the call over to Mike Palu, Acting Chief Financial Officer with Extreme Networks, please go ahead, sir.

Mike Palu:	Thank you. Good afternoon, everyone. Thank you for joining us. On the call today is Mark Canepa, President, and CEO of Extreme Networks. This afternoon, we issued a press release announcing our revenue results for Q1 Fiscal Year 2007. A copy of this release is available on our website at extremenetworks.com. This call is being broadcast live over the Internet today, and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, customer development, and prospective real estate transactions. These reflect the Company’s current judgment on those issues. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and 10-Ks, which are on file with the SEC and are available on our website.

And with that let me turn the call over to Mark.

Mark Canepa:	Thanks, Mike, and thanks to everyone for joining us today. I’ll begin this call with a summary review of our quarterly revenue results, followed by customer and product highlights. And since this is my first opportunity to speak to all of you I will spend a few minutes acquainting you with me and my background and, most importantly, talking about my impressions after 60 days in the position and thoughts about how we are going to move forward. Mike will then follow with a discussion of our financials.

This was a quarter in which revenues increased modestly in what is typically a weak seasonal quarter.

• Revenues for the quarter was $83.8 million, consisting of $68.0 million in product revenue, and $15.8 million in service revenue.

• Product revenue increased 2% sequentially and decreased 17% year-over-year.

• Service revenues were up 1% sequentially and down 1% compared to the year-ago quarter.

• The split of enterprise sales and service provider sales was 78% to 22%, which is consistent with the prior quarter.

• Revenues in our European operations experienced good overall growth both sequentially and year over year, while revenue in the United States and Japan declined compared to prior periods.

• We have increased the size of our sales force overall and in particular in the U.S., but those incremental resources have not yet gained full productivity.

Last quarter we introduced new switches to the Summit X450 family. These new switches provide high-density gigabit Ethernet ports with and without standards-based PoE and optional 10 Gigabit Ethernet ports in a compact 1 rack unit format.

The Summit X450 switches run our highly resilient, modular operating system ExtremeXOS and support a full range of Layer 2 to Layer 4 functionalities on every port. These switches also support hardware-based routing for both IPv4 and IPv6 to allow IPv6 rollout now or in the future.

In enterprise networks these switches are targeted to be an aggregation switch for mid-size networks and a core switch for small networks. We have also introduced edge switches designed to support large scale rollout of converged networks that support devices such as IP telephones and wireless access ports.

In service provider networks, the Summit X450a is targeted as a first level aggregation device for use in local central offices.

During the quarter, Extreme Networks continued to drive our high performance switching solutions to a wide spectrum of customers both in the Metro Ethernet and enterprise space.

In the Metro or Carrier Ethernet segment, we expanded our customer base globally and our new solutions based on the concept we introduced and called “Multidimensional Ethernet.”

•       Telefonia Bonairiano selected Extreme as the infrastructure partner to help it efficiently deliver triple play services for voice video and data using the leading-edge BlackDiamond 10K and 12K modular switching platforms.

•       In Australia, VicTrack, the railroad company in Victoria, is also building out Ethernet-based services including voice data and video for local residents using Extreme’s BlackDiamond 12K and Summit X450a switches.

•      The new Norrtalje MAN in Sweden is another example of innovative service provider building a robust 10 Gigabit Metro Ethernet ring using Extreme’s products to support IPTV, voice services, the Internet and VPN services for residential and business customers.

In the corporate enterprise segment, Extreme continues to drive our business by focusing on convergence, highly available networks, integrated security and wireless LANs.

•      Intermatic, an Illinois-based manufacturer of consumer and industrial energy control products, selected our award winning BlackDiamond 10K, BlackDiamond 8810 and Summit X450 switches to implement a best-of-breed LAN.

•      One area that Extreme has always had success is mid size enterprises. These are growth companies with sophisticated needs in the areas of IP telephony, security and wireless connectivity using Ethernet. A classic example is our work with Crocs, Incorporated, a leading shoe designer based in Colorado. Crocs selected Extreme Networks and our voice partner Shoretel to assist them with very rapid growth, during a period when they have more than doubled their employees and significantly grown their sales.

•      In India, ThyssenKrupp Industries, a leading global manufacturer in Steel, Capital Goods and Services markets recently revamped its IT infrastructure using Extreme’s BlackDiamond 8810, Summit 400, Summit 200 and our integrated network management suite, EPICenter, as the network foundation.

•      During the last quarter we continued to support New York Independent Service Operator, an energy utility that administers the wholesale market for electricity for the entire state. Our technology attributes and dedication to innovative and open network philosophy outweighed the price advantages of other vendors and led us to a win for us and the privilege to outfit NYSO’s new building with our Ethernet solution.

In the Government sector, in addition to our continued work with systems integrators for Federal Government agencies, Extreme Networks is now working with our channel partner Ericsson’s new federal organization, in order to serve its install base of DOD and U.S. Intelligence agencies. As a result, Extreme Networks recently supplied the Marine Corps Intelligence Activity, with a Gigabit Network using our BlackDiamond 12K switches.

Now let me switch gears and tell you a little about myself. I’ve been in the technology and computer industry my entire career, which spans 30 years. I have a technical education with a Bachelors and a Masters degree from Carnegie-Mellon University. I’m also a graduate of the Advanced Management Program at the Wharton School. For the past 15 years I have built, run or turned around a number of large, competitive businesses for both Hewlett-Packard and Sun Microsystems.

At Hewlett-Packard I led the company’s Workstation Division for a number of years. I started as the General Manager of the then recently acquired Apollo Computers and gradually integrated the rest of HP’s workstation operations into the division. Key to the success of the business was not just the transition from Apollo-based technologies to the integration of HP innovations, but also insuring that the product line was integrated into Hewlett-Packard’s Computer Business’ Sales and Marketing effort.

At Sun I led the Product Group that built the volume server business from its inception into a $4 billion revenue stream. Keys to the success of this business were the adoption of a significantly more cost effective supply chain than the one being used at the time and the much more aggressive use of indirect channels of distribution for the products.

At Sun, I also led the Storage Products Organization through the key industry transition of mainly captive Direct Attached Storage, to a Networked Storage world where the Server and Storage buying patterns could be disaggregated. This required the near total re-engineering of the product line and significant change in the technology partnerships required for success. In addition it was clear that the company required a much more specialized sales force to drive a pure Storage sales effort. This realization culminated with the acquisition and integration of a major independent storage player.

I believe that the combination of experiences resulting from the past 15 years of running, starting, and integrating businesses will help me drive the strategy and right level of execution here at Extreme.

Extreme had a great start. It built a set of leading edge products, a strong brand and a great world-wide distribution system. Now as the company enters its next phase, it needs someone who has had experience with the complexities of understanding multiple business models, technology partnerships and the right capabilities to sell and distribute more complex systems.

So, why did I join? Because, the network really is the key to application performance and I was pleased to see the Extreme had taken an early start on this. As I’ve been building systems for the past 30 years, I was never very far from the network. As applications become more distributed, application performance and quality become ever increasingly dependent on the Network that ties the application components together. Conversely the Network has to become a more integral part of the application environment. By embracing standards and building an open scalable operating system with XOS, Extreme is taking the lead.

I’m sure you want to know more about my view on the company and the changes in direction that I intend to make.

I’ve been here close to two months now. During this period I’ve been doing an extensive review of the strategic direction of Extreme, the market segments available, the products and services in the pipeline and the daily operations of the company.

Extreme Networks was founded on the principle that you could take expensive IP routing functionality and deliver it at dramatically lower cost using Ethernet switch technology and you could deliver significantly better Quality of Service on these networks. To accomplish this Extreme developed key competencies in both hardware and software development that allowed it to attain significant competitive advantage and enjoy considerable growth in two market segments: medium-to-large enterprises that have complex network problems, and Service Providers that require sophisticated QoS and Traffic Management capabilities to manage diverse data flows.

Extreme will continue to focus on these two market segments as it has in the past. Both these markets continue to require innovations that Extreme pioneered and continues to be well positioned to deliver. New applications, such as telephony and IPTV, require capabilities that go beyond a best efforts environment to one where Quality of Service must be managed in a much more deterministic way. At the same time it is clear that portions of these markets have matured during the past few years and the level of differentiation required and the price customers are willing to pay for this differentiation has changed.

In the near term the challenge that Extreme faces is in execution rather than in strategic positioning. The markets that it serves require a blend of both highly differentiated products to enable new infrastructure capabilities, as well as a set of more cost effective products to complement and complete the solution. The company has to continue to deliver differentiation as the core of its strategy, but it also has to deliver product to a more mature and therefore more cost sensitive customer set.

We compete in markets that require different business models and therefore different cost structures. Today Extreme is organized functionally with a single product development and supply chain methodology geared toward internal R&D and a customized supply chain to produce products. It is also focused primarily on product development with a significantly lesser focus on the development of the services required to express more of the value proposition to the customer.

Both product solutions and services have become an integral part of serving our customers. It is no longer adequate to simply sell speeds and feeds. We have to move beyond moving packets and begin to offer better ways to address the challenges of convergence and security. And as Extreme announced on Monday, we are delivering new and innovative ways for our enterprise customers to assess the security and convergence readiness of their local area networks.

An example is John C. Lincoln hospital in Arizona. They underwent our new two-day security assessment that provides a comprehensive view of the overall security implementation for connected systems. After undergoing the Extreme assessment, the hospital discovered ways to improve the protection of patient records and related data. This was accomplished by applying best practices and technologies to shore up the network against common vulnerabilities.

Looking in more detail at the requirements of the market segments we serve, we need to produce capabilities in four areas:

1. We will to continue to build products as we have in the past - in those areas where we can clearly identify a strong sustainable competitive advantage.

2.      In those areas where customer requirements are not changing as quickly we will focus more on our supply chain to drive cost and efficiencies as I implemented at Sun when building the Volume Products business.

3. We need to explore new emerging segment opportunities in a cost effective manner.

4. We need to create more capable services to support a more solutions oriented focus to our selling and to express more of our value proposition to our customers.

With that in mind over the balance of this quarter I intend to make a set of structural changes to allow me to focus the organization on the four capabilities outlined above and drive the appropriate cost structure that each of the capabilities above requires. This will result in a much more focused, accountable and measurable team.

These near term actions are all designed with the goal of driving the revenue stream for the company to higher levels and to have a meaningful portion of those revenues drop to the bottom line. With that in place we can focus on what has made this company successful: driving Ethernet-based network innovation to solve the challenges that our customers will face in the future. The marketplace will continue to drive more sophisticated applications that will require more network services. Extreme is well positioned to understand these future capabilities and to engineer products that can creatively deliver on these requirements.

We have great people, a strong technology base, a global distribution system, a network of partners, and a strong brand. Plus, we have a strong cash position to invest and grow our portfolio of products and services.

Stay tuned. A lot more to come in the future.

With that, I’d like to turn things back over to Mike.

Mike Palu:	Thank you, Mark. I’m going to briefly review our revenue results for the quarter, and then provide you with some of our key balance sheet metrics.

As previously announced, a Special Committee of Extreme’s Board of Directors has been conducting a review of the Company’s historical practices relating to stock options grants. The Special Committee has hired independent, legal, and financial experts to conduct the investigation. If any accounting errors are identified by the independent investigation, adjustments to present and previously reported financial statements could be required.

Due to the fact that this review is ongoing and not yet complete, we have not filed our Annual Report on Form 10-K for the year ended July 2, 2006 and nor have we included financial statements in our Q1 release. We do not expect the Special Committee’s review to be completed in time for the Company to file its Quarterly Report on Form 10-Q for the quarter just ended by the SEC deadline of November 10th, 2006. Following the completion of the Special Committee’s review, the Company intends to file its Form 10-K for the year ended July 2, 2006, and to file its current Quarterly Report on Form 10-Q.

Revenue for the quarter was $83.8 million, consisting of $68.0 million in product revenue, and $15.8 million in service revenue. Our book to bill ratio was below 1.

Looking at revenues on a geographic basis:

In EMEA, which includes our European operations, the Middle East and Africa, our revenues were $32.8 million. This is a 10% increase sequentially in what is typically a seasonally weak quarter. This is also a 9% increase from the $30.1 million of revenues in the prior year same quarter. We continued to see good growth in Germany and Eastern Europe, driven in part by wins at regional service providers.

Revenues in Japan were $4.6 million, down from $6.4 million sequentially.

Looking at Asia outside of Japan: Revenues were $11.0 million, an increase from $10.7 million sequentially and down from $11.4 million in the first quarter a year ago. Our revenues in Asia continue to be lumpy with one or two large deals making a difference in meeting our sales target.

In the U.S., revenues were $34.2 million, down from $35.0 million in the June quarter, and down from the $45.1 million in the first quarter of the prior year. We have added new sales people in last four months, yet they have not reached peak productivity. We plan to continue to add sales people and as these sales teams become more productive in fiscal Q2, we are optimistic that this will drive demand for us in the U.S.

Shipment of modular products represented 48% of sales with stackables representing 52%, which is a slight shift in the mix towards more modular products than in Q4.

Bookings of our XOS-based products continue to increase as a percentage of our total revenues. All told, sales of XOS products represented in excess of 35% of product bookings, up slightly as a percentage from Q4. Bookings of BlackDiamond 12K increased sequentially in the quarter, helped in part by availability of the enterprise version of the product, as well as the carrier version.

New bookings for PoE ports were once again in excess of 10% of total ports booked. We expect PoE ports to continue to grow based on demand for IP telephony and wireless. 10 gig port bookings increased sequentially also.

This quarter bookings through our Avaya channels, both direct and resellers, were again in excess 10% of total product bookings.

I do want to comment on a couple of trends affecting our costs.

Looking at gross margins trends:

We saw some modest pressure on gross margins this quarter. While product margins were affected slightly due to product mix, service margins declined due to higher costs related to service delivery.

Turning to operating expenses:

G&A expenses were affected by a $1.2 million increase in legal costs related to intellectual property litigation. We expect legal fees to continue around this level for the next several quarters. We also expect to incur higher professional fees in Q2 as a result of the Special Committee review.

In the current quarter we took action to rationalize our operations in Japan to better align the costs with the expected ongoing revenue. We incurred approximately $1.5 million in restructuring charges as a result of our actions. We will continue to incur transition expenses in our second fiscal quarter while we implement the restructuring and we expect to begin realizing lower costs in our third fiscal quarter.

Regular headcount at quarter end stood at 856, up from 847 at the end of the June quarter.

Other income was $3.1 million in the quarter, an increase of $1.2 million sequentially. Total shares used to calculate diluted EPS in the current quarter were 115.7 million. Total shares outstanding at quarter end were 115.0 million, down 2.3 million from the end of the June quarter.

Looking at the balance sheet:

Cash and cash equivalents, short-term investments and marketable securities on October 1st totaled $423.4 million, down $9.7 million sequentially.

During the quarter we used $11.2 million to purchase 3.0 million shares, as part of the previously announced share repurchase program. Since the beginning of the program and through the end of the quarter, we used $44.9 million to repurchase 10.2 million shares of stock. Through the end of the quarter we had repurchased 8.3 percent of the shares that were outstanding when we announced the program in October of 2005. We have terminated the repurchase program effective today, having purchased just over $48 million worth of shares.

Other items affecting cash flow in Q1: Capital expenditures were approximately $800 thousand; proceeds from the issuance of common stock were approximately $700 thousand dollars; depreciation and amortization was $2.4 million; and amortization of the warrant was $1.0 million.

Net inventory at quarter end was $24.1 million, an increase from the $19.3 million at the end of Q4. Inventory turns stood at 7 for the quarter. Our prior quarter inventory balance was low for us and had caused some product constraints at the end of last quarter. The current inventory balance brings us back to a more normal operating level.

Accounts receivable were $27.8 million, up slightly from $27.7 million sequentially. DSOs at quarter-end stood at 30 days, similar to the result at the end of Q4. Accounts payable were $24.4 million, up from $20.1 million in Q4.

Total deferred revenue decreased $2.3 million in the quarter. This is due to the seasonal pattern in our service bookings, which are typically low in Q1 because customers prefer to arrange annual renewal dates to fall in the December and June quarters.

Our debt balance, totaling $200 million, reaches its maturity date on December 1st of 2006. Our current plan is to pay off that debt upon its maturity.

In regards to the sale of our corporate campus: The agreement that we had entered into to sell our campus expired under its terms without the buyer proceeding forward. The contract contained a contingency related to the rezoning of the property to residential. The parties were not able to able to obtain the city’s approval for the planned rezoning within the time frame provided in the contract, so the contract expired. We are in discussions regarding the possibility of entering into a new agreement, but will also explore other alternatives.

As a reminder, we do not offer specific financial guidance for upcoming quarters. I would like to note that there are risks associated with our business. Investors should note that our quarters are back-end loaded with approximately 50% of our business done in the last month of the quarter, and so it is fair to say our visibility can be limited. And it is still a case where 1 or 2 large deals a quarter can make the difference between sequentially up or sequentially down revenue.

With that, let me turn the call back over to Mark.

Mark Canepa:	Thanks, Mike. To conclude I wanted to thank our team of very dedicated employees here for their hard work during the past year. This was a challenging time. You have performed well and have positioned us for success during this new financial year. We have great people here, a strong technology base, a global distribution system, a network of partners, and a strong brand. We have a strong cash position to invest and grow our portfolio of products and services. The capabilities, together with focus and discipline will let help drive strong execution.

Stay tuned; more to come.

With that, I’d like to open the call to questions.

Operator:	Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. IF you have a question, please press the “star” followed by “one” on your pushbutton phone. If you would like to remove your question from the queue, simply press the “star” followed by “two”. You will hear a three-tone prompt acknowledging your selection. If you are using speakerphone equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question is from Tim Long with Bank of America Securities.

Jess Lubert:	Good afternoon; this is Jess Luber dialing in for Tim; a couple of questions. Last quarter there was some product push-outs and some supply issues. On the last call you indicated that those issues were resolved. To what effect did they impact this quarter’s revenues?

Mike Palu:	Yeah, this is Mike, Jess; the impact in the current quarter was a relatively small amount.

Jess Lubert:	And then you know for about four quarters now, business in North America has been pretty flattish, product sales have been kind of hanging towards a lower level, yet you’ve had a number of new channel initiatives and hired a bunch of sales people. Do you think the current product set can Extreme win and resume upper revenue growth? And if not, how long will it take to get the appropriate products in place?

Mark Canepa:	Product development is always an ongoing activity and the market continues to evolve rapidly. We believe that the primary drive in the U.S. especially continues to be ensuring that we have the proper coupling between product innovation and the sales effort. As of the first of July we’ve made a number of changes in the America. Eileen Brooker has been named Vice President of the Americas, which obviously includes the U.S. She was very successful regional director; she turned around the Western Region in the U.S. and during the first 90 days, that is last quarter, she implemented a number of changes. She has aggressively worked on driving the size of the sales force and has been aggressively training new people on our products and solutions. She has expanded the U.S. channel with programs aimed at increasing the number and capabilities of our channel partners as a way of getting a force multiplier on our sales force, and she is focused on increasing the size of the pipeline that will eventually increase the U.S. revenue stream. These are all activities that we’re actively focused on, not just Eileen but the entire company, to focus on bringing the U.S. back to where we believe it ought to be.

Jess Lubert:	Will there be any delay in your hiring process while you work through your business review?

Mark Canepa:	No, right now we continue to run the company operationally as we have in the past so there are no changes to our operational plan.

Jess Lubert:	Thank you very much guys.

Operator:	Thank you; our next question is from Subu Subrahmanyan from Sanders Morris Harris Group.

Subrahmanyan:	Thank you; I have two questions. First is on gross margins and operating margins; can you give us any detail on account levels for the quarter and also talk about as you, you know go through some restructuring in your business what kind of target levels you’re looking for for gross margin, OpEx and operating margins? And my other question is on Japan; Japan has continued to decline very significantly as a percentage of revenues for you guys and in absolute terms. Is there any, you know sense of bottoming out rebound and how do you look at Japan just going forward?

Mike Palu:	Yeah, this is Mike. Unfortunately, we have not been able to produce a full GAAP set of financial statements to issue with this release so providing any more specifics than in my prepared remarks, I’m just unable to do so, and on a go-forward basis we’ve mentioned we’re not providing guidance. You know the two comments about the gross margins that I made in my prepared remarks was we experienced some slight pressure on gross margins, slight pressure on the product gross margin due to a little bit of a shift in product mix, and a little bit of pressure on costs and gross margin on the service gross margins.

Mark Canepa:	Regarding Japan as we talked about in the remarks, we’ve looked at it carefully, we’ve taken action to rationalize the expenses and to bring them in line with the revenue stream that we’re currently experiencing; that’s just prudent business judgment. But that’s just the first step. The next step is to return to growth on the top line so we’re actively focused there. We have revamped the leadership in Japan and going forward we plan to continue to invest in the Japanese market.

Subrahmanyan:	Got it, and in terms of the September quarter tends to be a tougher quarter for you guys, partly because it’s just normal Europe seasonality and partly since it’s first fiscal quarter, and then December is seasonally a stronger quarter generally. I know you’re not providing specific guidance but are the seasonal trends in the market still holding into December do you think?

Mark Canepa:	Well, we’re not providing guidance on a move-forward basis. My suggestion is for you to look at past trends and you know form your assessment based on history.

Subrahmanyan:	All right, thank you.

Operator:	Thank you; our next question is from Matt Shimao with Bear Stearns.

Matt Shimao:	Hello, can you hear me?

Mark Canepa:	Yes.

Mike Palu:	Yes.

Matt Shimao:	Great, so Mark you spoke about the need to build capabilities in four areas. As you roll this out, would you expect sort of disruptive shocks to system or do you think that overall you’ve sort of stabilized the revenues and you can grow from here?

Mark Canepa:	We’re going to continue to focus on the market segments that I’ve spoken of in the past and our focus is going to continue to be on the service provider market and on the enterprise market. So at the same time, given the size of our company we can afford to be very focused in areas where we can create significant competitive advantage in the areas of focus, and I can outline a number of those. So the plan is going to be to create more focus, more accountability, move the resources around within the organization to affect that. You use the word “disruption”. Obviously you want to be able to do this. The analogy is a bit like the race car is going around the track and you want to tune it up without bringing it into the pits, so that’s going to be, the challenge here over the next little while to ensure that we drive the focus, we create the accountability, and we drive the revenue stream in the right direction.

Matt Shimao:	Okay, also can I ask you a quick question on the Telefonica Deutschland deal announced earlier this month? Can you talk about maybe the approximate size of this deal and when you might start to recognize revenues on this deal?

Mark Canepa:	We do not disclose any deal, or the value of any deal that we have. What I can tell you is we have a great relationship with Siemens and Siemens was a key partner in the selling with Telefonica. We continue to work closely with Siemens. What we’ll do is share some things with you as we’re going along. What I can tell you today is that Telefonica has placed purchase orders with us and has purchased our product.

Matt Shimao:	Great, thank you very much; best of luck.

Mark Canepa:	Thank you.

Mike Palu:	We’d like to ask that we limit the questions to one each so that we can get through all of the participants that would like to ask a question. Thank you.

Operator:	Thank you; our next question is from Jiong Shao with Lehman Brothers.

Jiong Shao:	Thank you very much; I guess I’m the lucky who get on the line and can only ask one question. Maybe just first for clarification, then a question, just following up on Matt’s question, Mark can you confirm whether or not you have recognized revenue from the Telefonica deal or not this past quarter and you know what’s the expectation for revenue recognition this quarter without talking about the size of course. My question is to Mark: how long do you think your review of the company may be substantially completed and rough timeline you think people can start to evaluate the progress in the company’s turnaround – when we start to see sort of traction of the restructuring plan going forward? Thanks.

Mark Canepa:	Well, first of all we can’t comment on whether revenue has been recognized in any one particular transaction. So, regarding the evaluation after 60 days I have delved into major portions of the company; I’ve reviewed major pieces of it. Obviously that’s a job that really is never done. I’m going to continue to explore and review it. The key order of business here is to understand the market segments that we’re really going to focus on. The Ethernet market is a very large market; it’s about $55 billion and it’s growing strongly. We’re a $400 million revenue company, so my goal is to go find those market segments that make sense for us and to throw the whole company behind them. I am in the process of doing that; I’ve also stated that during the course of this quarter, I will be making some movements around getting the right executives lined up and the teams lined up in the right areas, primarily to align my skill sets relative to the skill sets of the executives I have around me. So you’re going to see some of that take place this quarter; as a matter of fact, some of it has already taken place within the company since I have joined. So that’s about where I am right now so stay tuned and as I have more to say I’m definitely going to share it with you as we’re going along.

Jiong Shao:	Okay thanks.

Operator:	Thank you; our next question is from Samuel Wilson from JMP Securities.

Samuel Wilson:	Good afternoon; I have two questions, I’m just going to violate the imposed rule here. First question, as you went out and visited customers for the first time as the Chief Executive Officer of Extreme, what was their feedback on what the toughest or most, you know what’s the biggest problem with Extreme Networks’ supplying them Ethernet products? I’d just be curious as to what kind of customer feedback has been to you. And secondly, could you just talk a little bit about the overall competitive/pricing environment right now for your core products? Thank you.

Mark Canepa:	Regarding the first question around what customers have been telling me, and I’ve been on the road a fair amount of time, not to mention on the phone with a number of our customers; what’s really surprising about our customer base is that they really like the relationship that they have with us. They really like the team, the really like the product, they really like the level of capabilities that we’re able to offer. So they don’t really spend a lot of time telling me the problems that they have with our products. What they really focused their energy on is telling me about the problems they have with their business, what challenges that they have, what keeps them up at night, what new services they’re trying to provide, what stress and constraints their business units are putting on them, and, it depends a little bit on the customer, but the key things that come up are convergence – that is they’re trying to run disparate flows whether they’re in Metro or whether they’re more sophisticated enterprises. And so they have to deal with quality service issues that these separate flows provide. Another area they more and more they bring up is the issue with security, whether they’re financial institutions, whether they’re major centers of higher learning, security is becoming a bigger and bigger problem with them. And so convergence and security tends to be 80% of the discussion, and the good news is that it’s an area that we have been focusing on for a long time in this company. And one of the organizational changes that I just did make over the last, over the last few days is in fact create an emerging products organization within the business with a new Vice President accountable for it and security is one of the major focus points of that organization.

Samuel Wilson:	And then the second question just on competitive pricing environment?

Mark Canepa:	Well, pricing has always been tough and will continue to be tough. There’s a number of competitors in the field. The important part is to segment and create value. If all you’re going to do is go out there and sell speeds and feeds, then the business is going to go to the person who’s going to provide the speeds and the feeds at the lowest price. The important part is to get together with customers and really understand their problem and provide solutions that overall are more cost effective to them where the cost is the entire, not just the acquisition price, not just the service price, the support price, but the total ongoing operation, so I have many customers who tell me, “Please Mark help me save headcount; help me make it easier for me to integrate the security problems that I have now.” I had a customer who said, “Geez I have people with thousands of new laptops that every semester” -- happened to be a University -- “every semester I’m inundated with 5,000 or 10,000 laptops that are full of potential viruses and I have a very manual process today to ensure that when these guys plug into the network they don’t bring it down; what can you do to help engineer solutions like that?” So if you can shift the discussion to that, then all of a sudden the equation, the pricing equation changes dramatically, which is obviously be shifting to more of a solutions focus. That is how we are training our sales force to increasingly have those kinds of conversations with customers rather than just you know, what’s the price of a gigabit port.

Samuel Wilson:	Got it; thank you very much.

Operator:	Thank you; our next question is from Manny Recarey with Kaufman Brothers.

Manny Recarey:	Good evening, thank you; my question is on the Metro Ethernet market in the last conference call there was a lot of talk about that and the emerging market and tier-2 type of service providers. So I was wondering if you could kind of give an update on how that is going and kind of the outlook for the next 12 months or so, is that an area that is going to see acceleration?

Mark Canepa:	Well when we were talking about all of this, we acquainted you with the continued strong performance in year-over-year growth that we’ve been experiencing in EMEA in particular and Latin America and places where there’s a number of emerging countries and emerging areas, and where a lot of the smaller regional service providers are, and a lot of our success in those regions can be attributed to our products doing a really good job servicing that kind of capability customers who don’t have large staffs, don’t have a huge amount of core competency within their organization where they need effective management solutions, effective quality of service solutions, delivered in a very easy way to get done. And that speaks highly to the kinds of capabilities that our products have, which is why they generate great interest in our product, and is this idea of multi-dimensional Ethernet that continues to gain hold as convergence as people require the management of different flows, I think we’re very well positioned with the kind of flexibility and capability we’ve engineered into our products.

Manny Recarey:	Great, so looking forward you expect, would you expect a mix between enterprise and service providers to start to move a little bit?

Mark Canepa:	I’m sorry; say again.

Manny Recarey:	So looking at your revenue, the mix between enterprise and service providers, would you expect that to start to shift a little bit more to service providers over time?

Mark Canepa:	I’m not going to make a guess as to any of that; we’ve got folks in this company that are focused on gaining as much ground in the enterprise space and folks focused on getting ground in the Metro space, and we’re going to let them run and we’re going to see what happens.

Manny Recarey:	Okay thank you.

Operator:	Thank you; our next question is from Munjal Shah with Piper Jaffray .

Munjal Shah:	Hi this is Munjal for Troy Jensen. A couple of, one on Japan I mean do you see any, do you think that’s a share loss or do you think it’s an overall weakness in the market? And when do you expect that market to rebound? So what are your expectations next year from that market?

Mark Canepa:	You know, there’s probably a number of different factors that are all contributing to things and it’s tough right now to you know how to separate them all out. Certainly not in the first 60 days. I’m planning on looking at all of that; I’m planning to better understand it; I’ve certainly spent a fair amount of time already in the last couple of weeks with the general management team from Japan. We are driving to root cause in understanding the various areas and as we gain better insight on that the corrective actions that we’re going to put in place are going to be aimed at solutions for each of the components that we end up finding.

Munjal Shah:	And one more question; is, it still the plan to sell the headquarters property and was there any breakup fee for the contract that expired?

Mike Palu:	Yeah so right now all we can say is the contract’s expired and we’re still in discussions with the buyer. We’re not going to speculate going forward whether or not that you know transaction will be concluded and we’re currently evaluating all options that we have in relation to the property.

Munjal Shah:	Thank you very much.

Operator:	Thank you; our next question is from Long Jiang with UBS.

Long Jiang:	Yes hi; my question again is on gross margin; it looks like you have some additional pressure on gross margin this quarter. Now last quarter it’s already 53 – that’s below your target of 54 to 57. So I mean is it, I mean when do you think you can get back to the range of 54 to 57? And also can you be more specific about the product mix? I think margins would actually increase as a percent of your total part of sales. So what added the pressure on the gross margin front? Thanks.

Mark Canepa:	Without putting a timeline and giving guidance on all of this, let me get you back to the four elements that I talked about in my remarks around driving the right margin in the right parts of the business. Today the company has been run functionally in sort of one aggregate. Within, there’s a lot of subtlety and as we expose that subtlety we’ll be able to drive those in the appropriate direction. There are some parts of the business where supply chain assessment can help improve margins. There are some places where investments may drive margin in the wrong direction in certain parts of the business. For example, as you continue to drive into emerging countries you have to build a service/support infrastructure; you have to have depots; you have to have to have spare parts. So holistically I’m looking at the tradeoffs of what are the short- and long-term implications of entering a new country and is it worth it and what are the payback periods and so on. So those things are all being looked at so the combination of that, the combination of looking at all of our products and figuring out each individually what is the appropriate margin that it should be and how to drive the supply chain in that direction. Those are the pieces that I’m looking at in order to get the margins to the places they belong.

Long Jiang:	Okay thanks.

Operator:	Thank you; our next question comes from Cobb Sadler with Deutsche Bank.

Cobb Sadler:	Okay thanks a lot; I had a question on Japan and it’s not, it’s more of a longer-term question. I guess there are a couple at least major RFPs in Japan that are being decided I guess between now and year-end and you’ve been successful at Telelfonica so it looks like you know you’ve got a 10 gig product that is acceptable. So how do you feel about your chances at NTT later in the year? Are there major deals similar to that? Is your product set up to snuff I guess is the best way to put it?

Mark Canepa:	NTT is a large company; there’s many parts to it. They continue to do business with us on an ongoing basis. We continue to look forward to working with NTT, and as new opportunities come up, we intend to be right there with them. We fully believe that our product in the Metro space is competitive. The trick, as I mentioned earlier is about carefully selecting the differentiators, positioning them and understanding the problems the customers face and working closely with them to show them how we’re able to engineer a solution for them.

Cobb Sadler:	Okay thanks; one quick follow up on the enterprise business. Can you tell us do you have a full suite of products I guess across the carrier and the enterprise space? I know that you’ve been a little slow with 10 gig. Could you give us an update there? And also I mean can the enterprise business grow, the North American enterprise business without a 10 gig product, can it grow?

Mark Canepa:	You asked a lot of different questions there. We believe we have a great product line. Obviously we’re spending a significant amount of our revenue in engineering to continue to be sure that that product line stays healthy and refreshed. We’ve announced a number of great products over the last 12 months and we’re not stopping. So that is regarding our products. And we believe that is true both across those portions of the enterprise as well as the carrier space that we have chosen to compete in; the enterprise and carrier space is a very, very big market. We are focused on certain elements of it. Now regarding North America, we’re showing that our products are successful in major parts of the world; this is why we’re able to show year-over-year sequential growth in major markets. So we believe that since it is the same product set so there is no reason why it shouldn’t be successful in North America also. So we’re working really hard to understand the unique things about the North America market, which of them might be product related and which of them are more likely execution and other factors related to make sure that the North America market is thriving like the other ones.

Cobb Sadler;	Thanks.

Operator:	Thank you; our next question is from Mark Sue with RBC Capital Markets.

Mark Sue:	Thank you; any thoughts on potentially exiting a geographic theater such as Japan and then fortifying other regions, or should we instead look for considered efforts to fix the problems?

Mark Canepa:	It’s the latter, we have no intention at present to exit the Japanese market. It’s a large market; it’s a market that values a number of different attributes, and it is a market that we fully intend to focus on and be there in the long term.

Mark Sue:	Okay, and then at a high level, any thoughts on what the market for layer 3 switching is growing at and what the growth rate might be your assumptions maybe for next year?

Mark Canepa:	Well my suggestion is that you go look at the standard industry sources like Dell’Oro and others, those provide the bulk of the data around that. But beyond that you’ve got to tear this thing apart into lots of different places, it’s not just about the level 3; there are sub-pieces; there are pieces that at different speeds, different pieces of functionality, so it gets quite complex to look at it. There’s the aggregate and then there’s the sub-market segments that are growing far faster and obviously we are looking at those, you might well imagine that it’s pretty precious information that we certainly wouldn’t want our competitors to get hold of.

Mark Sue:	Okay and lastly, from your observations on 10 gig are we seeing normal sequential declines or anything more aggressive than that?

Mark Canepa:	Really I don’t know if I have that information; that’s something maybe we can go look up offline but I don’t happen to have that off the top of my head right now.

Mark Sue:	That’s fine; all righty well thank you gentlemen and good luck.

Mark Canepa:	Thank you, Mark.

Operator:	Thank you; we have time for one additional question; our final question is from Jiong Shao with Lehman Brothers.

Jiong Shao:	Thanks, just a couple of follow-up questions; my apologies if I missed it because I jumped on a little bit late. Avaya, was it a 10% customer during the quarter, and also could you provide the enterprise service provider revenue split as you usually do?

Mike Palu:	Yeah, this is Mike; so when we talk about Avaya we talk about the Avaya distribution channel which includes both the direct sales through Avaya and their resellers and Avaya was again more than 10% of our total sales, and then the second question was what again please?

Jiong Shao:	The enterprise and service providers.

Mike Palu:	Okay, so enterprise was 78% and service provider was 22% and that’s pretty consistent with the prior quarter.

Jiong Shao:	Okay, maybe just one last thing in the regional trend for the fourth quarter, I understand you are not providing guidance but just regionally sort of what you expect directionally which region you expect growth, which region you expect kind of stable trends if you can comment on that, that would be great.

Mike Palu:	Yeah, we’re not providing specific financial guidance on a go-forward basis. So sorry about that.

Jiong Shao:	But just direction; I wasn’t asking for specific financial guidance.

Mike Palu:	Well providing direction is providing specific financial guidance so I think you could look at the trends that we have produced historically and use your judgment going forward.

Jiong Shao:	Okay, all righty, thanks.

Operator:	Thank you; at this time I’d like to turn the call back to management for additional remarks.

Mark Canepa:	I’d like to thank all of you, for today. I intend to continue to provide time with you, both as a group and individually; I intend to make myself available and look forward to continued progress here at Extreme Networks. Thank you.